                                                                    Exhibit 13.3



                                 IVANHOE MINES

                             SECOND QUARTER REPORT

                                 JUNE 30, 2002

TABLE OF CONTENTS


ITEM 1.  FINANCIAL STATEMENTS

         Consolidated Balance Sheets at June 30, 2002 (unaudited) and December 31, 2001

         Unaudited Consolidated Statements of Operations and Deficit for the Six and Three Month Periods ended June 30, 2002 and 2001

         Unaudited Consolidated Statements of Cash Flows for the Six and Three Month Period ended June 30, 2002 and 2001

         Notes to the Unaudited Consolidated Financial Statements

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

IVANHOE MINES LTD.
CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------

                                                                  JUNE 30,      DECEMBER 31,
(STATED IN U.S. $000'S)                                             2002            2001
                                                                 ---------      -----------
                                                                (UNAUDITED)
ASSETS

CURRENT
  Cash                                                           $  62,436       $  25,805
  Accounts receivable                                                4,323           2,423
  Inventories                                                       24,592          22,529
  Prepaid expenses                                                   2,268           1,333
  Future income taxes                                                2,047           4,635
                                                                 ---------       ---------
                                                                    95,666          56,725
INVESTMENTS                                                         12,149           4,823
MINING PROPERTY, PLANT AND EQUIPMENT                               189,532         181,670
OTHER CAPITAL ASSETS                                                 1,311             524
FUTURE INCOME TAXES                                                  3,475           2,440
OTHER ASSETS                                                         1,454           1,420
                                                                 ---------       ---------
                                                                 $ 303,587       $ 247,602
                                                                 =========       =========

LIABILITIES

CURRENT
  Accounts payable and accrued liabilities                       $  22,205       $  15,407
  Accrued loss on foreign exchange contract                          6,823          15,450
  Current portion of long-term debt                                 26,546          20,133
                                                                 ---------       ---------
                                                                    55,574          50,990
LOANS PAYABLE TO RELATED PARTIES                                     5,092           4,696
LONG-TERM DEBT                                                      40,910          41,837
FUTURE INCOME TAXES                                                 14,071          13,731
OTHER LIABILITIES                                                    4,165           6,177
                                                                 ---------       ---------
                                                                   119,812         117,431
                                                                 ---------       ---------

SHAREHOLDERS' EQUITY

SHARE CAPITAL
  Authorized
    Unlimited number of preferred shares without par value
    Unlimited number of common shares without par value
  Issued and outstanding
    201,711,572 (2001-171,158,484) Common Shares                   515,851         460,389
ADDITIONAL PAID-IN CAPITAL                                           1,532           1,697
CONTRIBUTED SURPLUS (ARISING FROM STOCK-BASED COMPENSATION)          2,821              --
DEFICIT                                                           (336,429)       (331,915)
                                                                 ---------       ---------
                                                                   183,775         130,171
                                                                 ---------       ---------
                                                                 $ 303,587       $ 247,602
                                                                 =========       =========


APPROVED BY THE BOARD:


John Weatherall                             Kjeld Thyegsen
-----------------------------------         ------------------------------------
Director                                    Director

IVANHOE MINES LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT
(UNAUDITED)
--------------------------------------------------------------------------------

                                                           Three months ended June 30,      Six months ended June 30,
                                                           ---------------------------      -------------------------
(STATED IN U.S. $000'S)                                        2002            2001           2002             2001
                                                            ---------       ---------       ---------       ---------
                                                           (Note 1(b))     (Note 1(c))     (Note 1(b))     (Note 1(c))
REVENUE                                                     $  24,804       $  21,913       $  46,579       $  39,948
COST OF OPERATIONS                                            (17,349)        (17,153)        (32,390)        (26,888)
DEPRECIATION AND DEPLETION                                     (1,888)         (3,655)         (4,149)         (6,400)
                                                            ---------       ---------       ---------       ---------
OPERATING PROFIT                                                5,567           1,105          10,040           6,660

OTHER EXPENSES
  General and administrative                                   (2,899)         (1,702)         (4,824)         (3,030)
  Interest on long-term debt                                   (1,207)         (2,521)         (2,437)         (5,087)
  Exploration expenses                                         (5,435)         (1,392)         (8,313)         (2,273)
  Depreciation                                                    (73)            (24)           (113)            (66)
                                                            ---------       ---------       ---------       ---------
EARNINGS (LOSS) BEFORE THE FOLLOWING                           (4,047)         (4,534)         (5,647)         (3,796)
                                                            ---------       ---------       ---------       ---------

OTHER INCOME (EXPENSES)
  Mining property shut-down costs                                (325)         (1,029)           (947)         (2,006)
  Interest income                                                 376             327             570             851
  Foreign exchange gain/(loss)                                  2,603           5,741           2,908          (7,781)
  Other                                                           154              55           3,123             115
                                                            ---------       ---------       ---------       ---------
                                                                2,808           5,094           5,654          (8,821)
                                                            ---------       ---------       ---------       ---------
INCOME (LOSS) BEFORE INCOME AND CAPITAL TAXES                  (1,239)            560               7         (12,617)
  (Provision for) recovery of income and capital taxes         (1,348)         (2,650)         (2,149)          1,588
                                                            ---------       ---------       ---------       ---------
NET LOSS                                                       (2,587)         (2,090)         (2,142)        (11,029)
DEFICIT, BEGINNING OF PERIOD                                 (331,470)       (255,856)       (331,915)       (246,917)
EFFECT OF ACCOUNTING CHANGE (NOTE 1 (B))                       (2,372)             --          (2,372)             --
                                                            ---------       ---------       ---------       ---------
DEFICIT, END OF PERIOD                                      $(336,429)      $(257,946)      $(336,429)      $(257,946)
                                                            =========       =========       =========       =========

LOSS PER SHARE
  Basic                                                     $   (0.01)      $   (0.02)      $   (0.01)      $   (0.09)
  Fully Diluted                                             $   (0.01)      $   (0.02)      $   (0.01)      $   (0.09)
                                                            =========       =========       =========       =========

WEIGHTED AVERAGE NUMBER
  OF SHARES OUTSTANDING (IN 000'S)                            199,284         125,034         185,789         124,975
                                                            ---------       ---------       ---------       ---------

IVANHOE MINES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
--------------------------------------------------------------------------------

                                                                Three months ended             Six months ended
                                                                       June 30,                    June 30,
                                                              -----------------------       -----------------------
(STATED IN U.S. $000'S)                                         2002           2001           2002           2001
                                                              --------       --------       --------       --------
                                                                            (Note 1(c))                   (Note 1(c))
OPERATING ACTIVITIES
  Net loss                                                    $ (2,587)      $ (2,090)      $ (2,142)      $(11,029)
  Items not involving use of cash
    Depreciation and depletion                                   1,961          3,679          4,262          6,466
    Write-down of work-in-progress inventory                        --             --          1,664             --
    Non-cash interest expense                                      711          1,082          1,395          2,297
    Unrealized foreign exchange (gain) loss                     (3,702)        (6,539)        (7,454)         2,387
    Provision for future waste mining costs
      and mine reclamation obligation                              612          1,241            776          1,320
    Gain on sale of investments                                     --            (64)          (508)          (124)
    Non-cash recovery of bad debt                                   --             --         (1,248)            --
    Non-cash recovery of mining property shut-down costs          (205)            --           (205)            --
    Non-cash stock-based compensation                              412             --            655             --
    Future income taxes                                          1,215          2,643          1,894         (1,602)
                                                              --------       --------       --------       --------
                                                                (1,583)           (48)          (911)          (285)
  Net change in non-cash operating working capital items        (2,576)         5,669         (3,765)          (768)
                                                              --------       --------       --------       --------
                                                                (4,159)         5,621         (4,676)        (1,053)
                                                              --------       --------       --------       --------
INVESTING ACTIVITIES
  Expenditures on investments                                   (4,981)            --         (4,981)            --
  Proceeds from sale of investment                                  --            278             10            278
  Expenditures on mining property, plant and equipment          (6,183)        (7,008)       (11,431)        (8,842)
  Recovery of other mineral property interests                      --            143             --            143
  Expenditures on other capital assets                            (648)            --           (900)            --
  Other                                                            (16)          (162)           (34)           (79)
                                                              --------       --------       --------       --------
                                                               (11,828)        (6,749)       (17,336)        (8,500)
                                                              --------       --------       --------       --------
FINANCING ACTIVITIES
  Share capital issued                                          39,093             97         54,492            189
  Proceeds from long-term debt                                   3,516             --          8,462             --
  Repayment of long-term debt                                     (296)        (1,012)        (4,311)        (5,651)
                                                              --------       --------       --------       --------
                                                                42,313           (915)        58,643         (5,462)
                                                              --------       --------       --------       --------
NET CASH INFLOW/(OUTFLOW)                                       26,326         (2,043)        36,631        (15,015)
CASH, BEGINNING OF PERIOD                                       36,110         27,401         25,805         40,373
                                                              --------       --------       --------       --------
CASH, END OF PERIOD                                           $ 62,436       $ 25,358       $ 62,436       $ 25,358
                                                              ========       ========       ========       ========
CASH IS COMPRISED OF:
  Cash on hand and demand deposits                            $ 14,068       $  9,447       $ 14,068       $  9,447
  Time deposits
    Restricted                                                   4,456          5,267          4,456          5,267
  Short-term money market instruments
    Restricted                                                   9,000          2,765          9,000          2,765
    Unrestricted                                                34,912          7,879         34,912          7,879
                                                              --------       --------       --------       --------
                                                              $ 62,436       $ 25,358       $ 62,436       $ 25,358
                                                              --------       --------       --------       --------

IVANHOE MINES LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Stated in U.S. dollars)
(Unaudited)
--------------------------------------------------------------------------------


1)   BASIS OF PRESENTATION

     a) These interim financial statements do not contain all the information required by generally accepted accounting principles for annual financial statements and therefore should be read in conjunction with the most recent annual financial statements of the Company for the year ended December 31, 2001 (the "Annual Financial Statements").

     b)   The Company has adopted the recommendations of the new CICA Handbook
          Section 3870, Stock-based Compensation and Other Stock-based Payments, effective January 1, 2002. This section establishes standards for the recognition, measurement and disclosure of stock-based compensation and other stock-based payments made in exchange for goods and services. The standard requires that all stock-based awards made to non-employees be measured and recognized using a fair value based method. The standard encourages a fair value based method for all awards granted to employees, but only requires the use of a fair value based method for direct awards of stock, stock appreciation rights, and awards that call for settlement in cash or other assets. Awards that an entity has the ability to settle in stock are recorded as equity, whereas awards that the entity is required to or has a practice of settling in cash are recorded as liabilities. The Company has adopted, commencing in the three months ended June 30, 2002, the fair value method of accounting for stock options granted to employees and directors.

          The comparative figures in these interim financial statements have been restated to give retroactive effect to this accounting change with respect to stock-based compensation, which resulted in an increase in the net loss for the three and six months ended June 30, 2002 by $412,000 ($ nil per share) and $655,000 ($nil per share), respectively, and an increase in the deficit as at January 1, 2002 by $2,372,000.

          In all other respects, these financial statements follow the same accounting policies and methods of their application as the most recent annual financial statements.

     c) The comparative figures in these interim financial statements have been restated to give retroactive effect to the accounting change with respect to foreign currency translation as described in Note 3 (b) to the annual financial statements for the year ended December 31, 2001. This change has resulted in an increase of $496,000 ($ Nil per share) in the net loss for the three months ended June 30, 2001 and a decrease of $ 1,736,000 ($ 0.01 per share) in the net loss for the six months ended June 30, 2001.

2)   ABM MINING LIMITED ("ABM")

     During 2001, a sharp global slow down in the steel industry resulted in reduced demand for iron ore pellets. Management therefore commenced a restructuring of the mine plan and negotiated additional bank loans aggregating Australian ("A") A$21 million (U.S. $14 million) to June 30, 2002. The Savage River operation is continuing its efforts in negotiating with its major stakeholders. In particular, discussion among the major stakeholders in the Savage River project, aimed at restructuring ABM project debt and foreign currency commitment, are progressing.

IVANHOE MINES LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Stated in U.S. dollars)
(Unaudited)
--------------------------------------------------------------------------------


2)   ABM MINING LIMITED ("ABM") (CONTINUED)

     If suitable concessions from the major stakeholders are not obtained, or if the Savage River Operations deteriorate, ABM will probably not receive the continued financial support of those stakeholders. In this case, ABM will not be able to continue as a going concern and accordingly, adjustments would be required to the carrying values and classifications of its assets and liabilities.

     In 2001, the Company made an impairment provision of $53.8 million with respect to this project. The Company will continue to review the carrying value of the Savage River capital assets on a regular basis for indications of further impairment The economics of the Savage River Mine Project are particularly sensitive to changes in selling prices and operating costs. As a consequence, any adverse changes in those selling prices and/or operating costs would result in further impairment provisions and those provisions may be material. As at June 30, 2002, the carrying value of the Savage River capital assets was $50.4 million.

3)   MYANMAR IVANHOE COPPER COMPANY LIMITED ("JVCO")

     The Annual Financial Statements disclosed that it was likely that JVCo would not be in compliance with the minimum working capital requirement in its credit agreement during 2002. JVCo is currently in discussions with its lenders regarding the interpretation of the definition of this requirement. In the meantime, JVCo has received a waiver from its lenders with respect to this requirement at June 30, 2002. JVCo expects that the loan agreement will be amended during its fiscal year ending March 31, 2003 to clarify the definition of the minimum working capital requirement, and that JVCo will be in compliance with the requirement, as amended.

 4)  COMMITMENT

     ABM has entered into a contract to deliver U.S.$5 million of currency each month until February 2003 at U.S. $0.6817 per A$1. This forward sales contract is not designated as a hedge by the Company and, as a result, marked to market gains or losses are recognized in operations in the period in which changes in the market value of the contract occurs. At June 30, 2002, the remaining obligation under this contract was $36.5 million. The accrued unrealized loss at June 30, 2002 amounts to $6.8 million.

IVANHOE MINES LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Stated in U.S. dollars)
(Unaudited)
--------------------------------------------------------------------------------


5)   LONG-TERM DEBT

                                                       June 30,           December 31,
US$(000)                                                 2002                2001
                                                      ----------          ------------
JVCo:
                 Share of loan payable                $   26,250           $   30,000
ABM:
                 Bank term loan                           34,166               22,292
                 Deferred purchase obligation              4,901                3,933
                 Equipment purchase loans                  2,139                5,205
                 Unsecured loan                               --                  540
                                                      ----------           ----------
                                                          67,456               61,970
Less: Amount included in current liabilities             (26,546)             (20,133)
                                                      ----------           ----------
                                                      $   40,910           $   41,837
                                                      ==========           ==========

     All of the long-term debt is non-recourse to the Company.

6)   SHARE CAPITAL

     During the three-month period ended June 30, 2002 the Company completed a financing consisting of the issue of 17,450,000 Common Shares at an issue price of $2.05 (Cdn $3.25) and issued 2,550,000 Common Shares as a result of the exercise of outstanding share purchase warrants at an exercise price of $2.05 (Cdn $3.25). Aggregate gross proceeds to the Company from these share issuances were $41 million.

     In addition, a total of 287,678 Common Shares were issued at a deemed value of $2.08 in respect of the purchase of 7.4 million common shares of Intec Ltd, an Australian Stock Exchange listed company. This transaction was part of a larger transaction whereby the Company acquired an aggregate of 29 million shares of Intec Ltd. for cash and Common Share consideration totalling $ 2.6 million.

     In the three month ended June 30, 2002, the Company granted a total of 700,000 stock options, 147,500 options were exercised, and 282,500 options were cancelled.

     Stock options outstanding at August 28, 2002 totaled 13,048,269 with exercise prices and expiry dates ranging from Cdn $0.95 to Cdn $12.05 and November 8, 2003 to May 10, 2008, respectively. At August 28, 2002, a total of 201,799,213 Common Shares of the Company were outstanding.

IVANHOE MINES LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Stated in U.S. dollars)
(Unaudited)
--------------------------------------------------------------------------------


7)   SEGMENTED INFORMATION

                                                                  SIX MONTHS ENDED JUNE 30, 2002
                                                  ---------------------------------------------------------------
    (Stated in 000's)                              COPPER         IRON      EXPLORATION    CORPORATE       TOTAL
                                                  -------       -------     -----------    ---------      -------
    REVENUE                                        10,087        36,492            --            --        46,579
    COST OF OPERATIONS                             (5,093)      (27,297)           --            --       (32,390)
    DEPRECIATION AND DEPLETION                     (2,070)       (2,079)           --            --        (4,149)
                                                  -------       -------       -------       -------       -------
    OPERATING PROFIT                                2,924         7,116            --            --        10,040
                                                  -------       -------       -------       -------       -------
      General and administrative                     (283)          (36)           --        (4,505)       (4,824)
      Interest on long-term debt                     (898)       (1,539)           --            --        (2,437)
      Exploration expenses                             --            --        (8,313)           --        (8,313)
      Depreciation                                     --            --          (106)           (7)         (113)
                                                  -------       -------       -------       -------       -------
    INCOME (LOSS) BEFORE THE FOLLOWING              1,743         5,541        (8,419)       (4,512)       (5,647)
                                                  -------       -------       -------       -------       -------
      Mining property shut-down costs                  --            --            --          (947)         (947)
      Interest income                                  54            53            12           451           570
      Foreign exchange gain/(loss)                    (23)        1,045(1)         64         1,822         2,908
      Other income                                      6            32             9         3,076         3,123
                                                  -------       -------       -------       -------       -------
    INCOME (LOSS) BEFORE INCOME AND
      CAPITAL TAXES                                 1,780         6,671        (8,334)         (110)            7
                                                  -------       -------       -------       -------       -------
      (Provision for) recovery of income and
         capital taxes                               (123)       (3,654)          645           983        (2,149)
                                                  -------       -------       -------       -------       -------
    NET INCOME (LOSS)                               1,657         3,017        (7,689)          873        (2,142)
                                                  =======       =======       =======       =======       =======




(1) This foreign exchange gain includes a $4.2 million gain on the mark to market accrual of the foreign exchange contract and it excludes $7.0 million of realized foreign exchange losses arising from the foreign exchange contract discussed in Note 4 which became due during the period, as these losses had been previously accrued by the Company at December 31, 2001.

IVANHOE MINES LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Stated in U.S. dollars)
(Unaudited)
--------------------------------------------------------------------------------


7)   SEGMENTED INFORMATION (CONTINUED)

                                                                    SIX MONTHS ENDED JUNE 30, 2001
                                                   ---------------------------------------------------------------
     (Stated in 000's)                              COPPER         IRON      EXPLORATION    CORPORATE       TOTAL
                                                   -------       -------     -----------    ---------      -------
     REVENUE                                        11,330        28,618            --            --        39,948
     COST OF OPERATIONS                             (4,248)      (22,640)           --            --       (26,888)
     DEPRECIATION AND DEPLETION                     (1,989)       (4,411)           --            --        (6,400)
                                                   -------       -------       -------       -------       -------
     OPERATING PROFIT                                5,093         1,567            --            --         6,660
                                                   -------       -------       -------       -------       -------
       General and administrative                     (408)          (47)           --        (2,575)       (3,030)
       Interest on long-term debt                   (2,396)       (2,449)           --          (242)       (5,087)
       Exploration expenses                             --            --        (2,273)           --        (2,273)
       Depreciation                                     --            --           (66)           --           (66)
                                                   -------       -------       -------       -------       -------
     INCOME (LOSS) BEFORE THE FOLLOWING              2,289          (929)       (2,339)       (2,817)       (3,796)
                                                   -------       -------       -------       -------       -------
       Mining property shut-down costs                  --            --            --        (2,006)       (2,006)
       Interest income                                 194            97             6           554           851
       Foreign exchange gain/(loss)                     --        (7,524)          (55)         (202)       (7,781)
       Other income                                     --            (7)           (2)          124           115
                                                   -------       -------       -------       -------       -------
     INCOME(LOSS) BEFORE INCOME AND CAPITAL
     TAXES                                           2,483        (8,363)       (2,390)       (4,347)      (12,617)
                                                   -------       -------       -------       -------       -------
       (Provision for) recovery of income and
         capital taxes                                  30         2,184           (13)         (613)        1,588
                                                   -------       -------       -------       -------       -------
     NET INCOME (LOSS)                               2,513        (6,179)       (2,403)       (4,960)      (11,029)
                                                   =======       =======       =======       =======       =======


                                                                  THREE MONTHS ENDED JUNE 30, 2002
                                                   ---------------------------------------------------------------
     (Stated in 000's)                              COPPER         IRON      EXPLORATION    CORPORATE       TOTAL
                                                   -------       -------     -----------    ---------      -------
     REVENUE                                         5,434        19,370            --            --        24,804
     COST OF OPERATIONS                             (2,719)      (14,630)           --            --       (17,349)
     DEPRECIATION AND DEPLETION                       (986)         (902)           --            --        (1,888)
                                                   -------       -------       -------       -------       -------
     OPERATING PROFIT                                1,729         3,838            --            --         5,567
                                                   -------       -------       -------       -------       -------
       General and administrative                     (196)          (27)           --        (2,676)       (2,899)
       Interest on long-term debt                     (373)         (834)           --            --        (1,207)
       Exploration expenses                             --            --        (5,435)           --        (5,435)
       Depreciation                                     --            --           (66)           (7)          (73)
                                                   -------       -------       -------       -------       -------
     INCOME (LOSS) BEFORE THE FOLLOWING              1,160         2,977        (5,501)       (2,683)       (4,047)
                                                   -------       -------       -------       -------       -------
       Mining property shut-down costs                  --            --            --          (325)         (325)
       Interest income                                  18            29             6           323           376
       Foreign exchange (loss)                         (23)          843(2)         73         1,710         2,603
       Other income                                      4           173           (22)           (1)          154
                                                   -------       -------       -------       -------       -------
     INCOME (LOSS) BEFORE INCOME AND
     CAPITAL TAXES                                   1,159         4,022        (5,444)         (976)       (1,239)
                                                   -------       -------       -------       -------       -------
       (Provision for) recovery of income and
       capital taxes                                    11        (1,933)          173           401        (1,348)
                                                   -------       -------       -------       -------       -------
     NET INCOME (LOSS)                               1,170         2,089        (5,271)         (575)       (2,587)
                                                   =======       =======       =======       =======       =======


(2) This foreign exchange gain includes a $1.7 million gain on the mark to market accrual of the foreign exchange contract and it excludes $3.9 million of realized foreign exchange losses arising from the foreign exchange contract discussed in Note 4 which became due during the period, as these losses had been previously accrued by the Company at December 31, 2001.

IVANHOE MINES LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Stated in U.S. dollars)
(Unaudited)
--------------------------------------------------------------------------------


7)   SEGMENTED INFORMATION (CONTINUED)

                                                                  THREE MONTHS ENDED JUNE 30, 2001
                                                   ---------------------------------------------------------------
     (Stated in 000's)                              COPPER        IRON       EXPLORATION    CORPORATE       TOTAL
                                                   -------       -------     -----------    ---------      -------
     REVENUE                                         6,110        15,803            --            --        21,913
     COST OF OPERATIONS                             (2,179)      (14,974)           --            --       (17,153)
     DEPRECIATION AND DEPLETION                     (1,001)       (2,654)           --            --        (3,655)
                                                   -------       -------       -------       -------       -------
     OPERATING PROFIT                                2,930        (1,825)           --            --         1,105
                                                   -------       -------       -------       -------       -------
       General and administrative                     (165)           47           223        (1,807)       (1,702)
       Interest on long-term debt                   (1,346)       (1,335)           --           160        (2,521)
       Exploration expenses                             --            --        (1,392)           --        (1,392)
       Depreciation                                     --            --           (24)           --           (24)
                                                   -------       -------       -------       -------       -------
     INCOME (LOSS) BEFORE THE FOLLOWING              1,419        (3,113)       (1,193)       (1,647)       (4,534)
                                                   -------       -------       -------       -------       -------
       Mining property shut-down costs                  --            --            --        (1,029)       (1,029)
       Interest income                                  59            60             4           204           327
       Foreign exchange (loss)                          --         5,489             9           243         5,741
       Other income                                     --            (7)           (2)           64            55
     INCOME (LOSS) BEFORE INCOME AND CAPITAL
       TAXES                                         1,478         2,429        (1,182)       (2,165)          560
                                                   -------       -------       -------       -------       -------
       (Provision for) recovery of income and
         capital taxes                                   5        (2,396)           (6)         (253)       (2,650)
                                                   -------       -------       -------       -------       -------
     NET INCOME (LOSS)                               1,483            33        (1,188)       (2,418)       (2,090)
                                                   =======       =======       =======       =======       =======

8)   SUPPLEMENTARY CASH FLOW INFORMATION

     a) During the three months ended June 30, 2002, the Company issued 287,678 Common Shares at a deemed value of $600,000 in respect of the purchase of 7.4 million common shares of Intec Ltd. (Note 5).

          During the three months ended June 30, 2002, the Company divested itself of its iron ore project in Norway and extinguished the related outstanding debt of $3.5 million.

          During the three months ended March 31, 2002, the Company exchanged its investment in GTL Resources Plc, which had a carrying value of $1.4 million, for an equity interest in Resource Investment Trust with a fair value of $1.9 million.

          Also during the three months ended March 31, 2002, the Company completed the earn-in of a 100% interest in the Oyu Tolgoi project in Mongolia by paying cash of $1 million and by incurring an obligation to make a $4 million payment within one year.

     b)

                                                Three Months Ended June 30,        Six Months Ended June 30,
                                                ---------------------------        -------------------------
          $(000)                                  2002               2001            2002             2001
          ------                                --------           --------        --------         --------
          Interest paid                            496              1,439           1,042             2,790
          Income and capital taxes paid            134                  7             256                14